Exhibit 15



December 10, 2004


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC 20549

Commissioners:

We are aware that our report dated December 10, 2004 on our review of interim financial information of C&D Technologies, Inc. and Subsidiaries (the "Company") as of and for the three and nine month periods ended October 31, 2004 and 2003 and included in the Company's quarterly report on Form 10-Q for the quarter ended October 31, 2004 is incorporated by reference in the Company's Forms S-8 (Registration Nos. 33-31978, 33-71390, 33-86672, 333-17979, 333-38891,
333-59177,  333-42054,   333-56736,   333-69264,   333-69266,   333-101835,  and
333-106051) and Form S-3 (Registration No. 333-38893).


Very truly yours,


/s/PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
Philadelphia, PA